Exhibit 99.1

Calgon Carbon Announces First Quarter Results

          PITTSBURGH, May 3 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2006.

          Consistent with the company’s strategic decision to focus on its core business, the charcoal and solvent recovery operations were sold in February and April 2006, respectively.  Therefore, these two businesses are presented as discontinued operations.

          Net sales from continuing operations for the first quarter of 2006 were $76.6 million versus net sales from continuing operations of $73.1 million for the first quarter of 2005, an increase of 4.8%.  Foreign currency translation had a $1.8 million negative effect on sales for the quarter due to the weaker Euro and the British Pound Sterling.

          For the first quarter of 2006, loss from operations was $1.2 million, versus a loss from operations of $4.6 million for the comparable period in 2005.  The company reported a net loss of $2 thousand for the first quarter of 2006, which consisted of a loss from continuing operations of $3.0 million and income from discontinued operations of $3.0 million.  Income from discontinued operations included a gain of $3.1 million, net of income taxes, on the sale of the company’s charcoal business.  For the quarter ended March 31, 2005, net loss was $3.4 million, consisting of a loss from continuing operations of $4.4 million and income from discontinued operations of $1.0 million.

          For the first quarter of 2006, the company reported fully diluted earnings per share of $0.00, consisting of a loss of $0.08 from continuing operations and income of $0.08 from discontinued operations.  Loss per share on a fully diluted basis for the first quarter of 2005 was $0.09, consisting of a loss of $0.11 from continuing operations and income of $0.02 from discontinued operations.

          For the first quarter of 2006, sales for the Activated Carbon and Service segment increased $5.9 million, or 9.9%, versus the comparable period in 2005. Sales of activated carbon were stronger in all geographical areas -- the Americas, Asia, and Europe.  Equipment sales declined $1.8 million, or 17.2%, as compared to the first quarter of 2005.  The decline was due to lower sales of equipment for perchlorate removal from ground water.  This was partially offset by stronger sales of systems that employ ultraviolet light for disinfection of drinking water. Consumer sales for the first quarter of 2006 declined $0.6 million, or 16.5%, versus the first quarter of 2005.  The decline was attributable to lower demand for activated carbon cloth.

          Net sales less the cost of products sold as a percentage of net sales for the first quarter of 2006 was 25.0%, as compared to 27.7% for the comparable period in 2005.  The decrease was primarily due to higher raw material and manufacturing costs.  The higher sales and price increases in the quarter did not offset these costs.

          Selling, administrative and research expenses were $1.3 million lower for the first quarter of 2006 versus the comparable period of 2005, primarily due to a change in the estimate of environmental liabilities assumed in the Waterlink acquisition in February 2004.  Legal expenses for the first quarter of 2006 were $0.9 million higher than for the comparable period in 2005. Expenses for the first quarter of 2005 included $1.3 million related to the company’s re-engineering program.

          Other expense was $0.4 million higher for the first quarter of 2006 versus the first quarter of 2005, due to the write-off of deferred financing fees related to the company’s former credit facility.

          Calgon Carbon also stated that as of March 31, 2006, the company is in technical violation of one of its financial covenants in its U.S. credit facility, and was required to reclassify all existing debt under the facility at March 31, 2006 as short-term.  The company is in discussions with its lenders to resolve this issue.

          Calgon Carbon’s board of directors did not declare a quarterly dividend.

          Commenting on the results, John Stanik, Calgon Carbon’s president and chief executive officer, said, “While the first quarter results were disappointing, the year-over-year sales growth in Carbon and Service is encouraging, as it indicates that our continuing efforts to strengthen the largest segment of our business are beginning to show positive results. However, the trend in lower demand and increased competitive pricing for perchlorate removal systems is having an adverse effect on our equipment business.  On the expense side, continuing higher legal fees had a significant negative impact on the quarter.  This was expected, as we continue the litigation related to our patented process for disinfection of drinking water using ultraviolet light, which could lead to license fee revenue.”

          Mr. Stanik continued, “In fact, one of the significant events in the quarter was the decision by the Supreme Court of Canada to allow a trial on patent infringement related to our UV technology.  The trial concluded in April, and we anticipate a ruling by the judge within several months.  Another notable event in the legal arena was the filing of an antidumping petition by U.S. producers of activated carbon, including Calgon Carbon, against producers of Chinese activated carbon.  The preliminary hearing with the International Trade Commission was conducted in March to determine whether the U.S. manufacturers’ case was worthy of being considered. On April 21, the ITC voted 6 to 0 in favor of proceeding with the antidumping petition.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$4,383	$5,446
Receivables	55,223	51,224
Inventories	69,461	67,655
Other current assets	21,139	19,935
Assets held for sale	4,123	21,340
Total current assets	154,329	165,600
Property, plant and equipment, net	107,964	108,745
Other assets	71,180	73,523
Total assets	$333,473	$347,868
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$68,574	$—
Liabilities held for sale	3,101	6,683
Other current liabilities	63,411	62,614
Total current liabilities	135,086	69,297
Long-term debt	2,925	83,925
Other liabilities	44,145	44,086
Total liabilities	182,156	197,308
Minority interest	—	—
Total shareholders’ equity	151,317	150,560
Total liabilities and shareholders’ equity	$333,473	$347,868

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended March 31,

	2006	2005

Net Sales	$76,579	$73,055
Cost of Products Sold	57,411	52,816
Depreciation and Amortization	4,798	5,534
Selling, Administrative & Research	15,569	16,901
Gulf Coast Facility Impairment Charge	—	2,158
Restructuring Charge	6	252
	77,784	77,661
Loss from Operations	(1,205)	(4,606)
Interest Income (Expense) - Net	(1,488)	(911)
Other Income (Expense) - Net	(844)	(401)
Loss from Continuing Operations Before Income Taxes, Equity Income and Minority Interest	(3,537)	(5,918)
Income Tax Benefit	(316)	(1,267)
Loss from Continuing Operations Before Equity Income and Minority Interest	(3,221)	(4,651)
Equity Income from Equity Investments	188	273
Minority Interest	15	—
Loss from Continuing Operations	(3,018)	(4,378)
Income from Discontinued Operations	3,016	969
Net Loss	$(2)	$(3,409)
Net Income (Loss) per Common Share
Basic and Diluted:
Loss from Continuing Operations	$(.08)	$(.11)
Income from Discontinued Operations	$.08	$.02
Net Loss	$(.00)	$(.09)
Weighted Average Shares Outstanding (Thousands)
Basic	39,748	39,200
Diluted	39,748	39,200

Calgon Carbon Corporation

Segment Data - Continuing Operations:

Segment Sales	1Q06	1Q05

Carbon and Service	65,185	59,327
Equipment	8,441	10,193
Consumer	2,953	3,535
Total Sales (thousands)	$76,579	$73,055

Segment Operating Income (loss)*	1Q06	1Q05

Carbon and Service	5,048	3,759
Equipment	(1,659)	(750)
Consumer	210	329
Total Income (Loss) from continuing operations (thousands)	$3,599	$3,338

*Before depreciation, amortization, and restructuring charges

SOURCE  Calgon Carbon Corporation
          -0-                                                            05/03/2006
          /CONTACT:  Gail Gerono of Calgon Carbon Corporation, +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com /
          (CCC)